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                                                       RULE NO. 424(b)(3)
                                                   REGISTRATION NO. 33-65135

PROSPECTUS SUPPLEMENT
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(TO PROSPECTUS AND PROSPECTUS SUPPLEMENT, EACH DATED SEPTEMBER 1, 1995)


                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

          WEEKLY AVERAGE FEDERAL FUNDS RATE NOTES DUE FEBRUARY 3, 1998

Original Issue Date:   February 2, 1996   Maturity Date:     February 3, 1998
                                                  Spread:      +.27%
Principal Amount:  $15,000,000
Initial Interest Rate:  5.71%
Interest Payment Dates:  May 3, 1996; August 3, 1996; November 3, 1996; February
                         3, 1997; May 3, 1997; August 3, 1997; November 3, 1997;
                         and the Maturity Date.


     This Prospectus Supplement relates to $15,000,000 aggregate principal amount of Notes which the Company has agreed to sell to Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), and which the Underwriter has agreed to purchase from the Company, at a price of 99.775% of the principal amount thereof. The Underwriter has advised the Company that it proposes to offer the Notes to the public at varying prices relating to prevailing market prices at the time of resale.


                            DESCRIPTION OF THE NOTES

     The Weekly Average Federal Funds Rate Notes due February 3, 1998 (the "Weekly Average Federal Funds Rate Notes") are Floating Rate Notes of a series designated Medium-Term Notes, Series B, as more fully described in the attached Prospectus Supplement dated September 1, 1995. The applicable Interest Rate Basis will be the Federal Funds Rate, as defined below. The Weekly Average Federal Funds Rate Notes due February 3, 1998 are not Federal Funds Rate Notes described in the attached Prospectus Supplement, and the terms described therein applicable to Federal Funds Rate Notes are not applicable to the Weekly Average Federal Funds Rate Notes. Unless otherwise defined herein, terms applicable to the Weekly Average Federal Funds Rate Notes will be the same as those described under "Floating Rate Notes" in the accompanying Prospectus Supplement.

     The per annum rate of interest payable with respect to the Weekly Average Federal Funds Rate Notes will be reset on the Wednesday of each week (each an "Interest Reset Date"). The Interest Determination Date with respect to the Weekly Average Federal Funds Rate Notes will be the Business Day immediately preceding each Interest Reset Date and the Interest Rate Basis for such an Interest Determination Date will equal the average rate for the week period ending on the Wednesday in the week immediately preceding the week containing such Interest Determination Date as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "Federal Funds (Effective)" under the column entitled "Week Ending".

     If such rate is not published by 9:00 A.M. on the applicable Calculation Date relating to an Interest Determination Date, the per annum rate of interest payable with respect to the Weekly Average Federal Funds Rate Notes will be reset as of the applicable Interest Reset Date at a rate equal to the average
(mean) of the Federal Funds Rate in effect with respect to each calendar day from and including the second preceding Thursday to and including the next preceding Wednesday (the "Calculation Period"), plus the Spread specified above. For purposes of the preceding sentence, "Calculation Date" shall have the meaning designated in the attached Prospectus Supplement. Such average rate will be based upon the rate of interest applicable to each calendar day in the Calculation Period, which shall equal, for any Business Day within such Calculation Period, the Federal Funds Rate in effect on such Business Day and, for any non-Business Day within such Calculation Period, the Federal Funds Rate in effect on the next preceding Business Day. As used with respect to the Weekly Average Federal Funds Rate

          The date of this Prospectus Supplement is January 31, 1996.

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Notes, "Federal Funds Rate" means, with respect to any Business Day within a
Calculation Period, the rate on such date for Federal Funds as published by the Board of Governors of the Federal Reserve System in H.15(519) under the heading "Federal Funds (Effective)".

     If the rate for a Business Day is not published by 9:00 A.M. on the Calculation Date pertaining to such Business Day, the Federal Funds Rate will be the rate on such date for Federal Funds as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities" ("Composite Quotation") under the heading "Federal Funds/Effective Rate". If such rate is not yet published by 9:00 A.M. on the applicable Calculation Date, the Federal Funds Rate for such Business Day will be the rate on such date made publicly available by the Federal Reserve Bank of New York which is equivalent to the rate which appears in H.15(519) under the heading "Federal Funds (Effective)"; provided, however, that if such rate is not made publicly available by the Federal Reserve Bank of New York by 9:00 A.M. on the applicable Calculation Date, the Federal Funds Rate will be the last Federal Funds Rate in effect prior to such Business Day.

     The "Calculation Date" with respect to any Business Day within a Calculation Period described in the preceding paragraph shall be the earlier of
(i) the tenth calendar day after such Business Day or (ii) the Business Day prior to the Interest Payment Date on which such accrued interest will be payable.

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